SHAREHOLDERS’ AGREEMENT
DATED AS OF January 17, 2014
AMONG
CHC GROUP LTD.,
6922767 HOLDING (CAYMAN) INC.
AND
THE OTHER PARTIES HERETO

i

SHAREHOLDERS’ AGREEMENT
This Shareholders’ Agreement is entered into as of January 17, 2014 by and among CHC Group Ltd., a Cayman Islands exempted company with registered number 213521 (the “Company”), 6922767 Holding (Cayman) Inc., a Cayman Islands exempted company with registered number 204856 (the “Shareholder”) and each of the other parties identified on the signature pages hereto (the “Investor Parties”).
BACKGROUND:
WHEREAS, the Company is currently contemplating an underwritten initial public offering (the “IPO”) of its Ordinary Shares (as defined below); and
WHEREAS, in connection with the IPO, the Company and the Investor Parties wish to set forth certain understandings between such parties, including with respect to certain governance matters.
NOW, THEREFORE, the parties agree as follows:
Article I.
INTRODUCTORY MATTERS
1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.
“Agreement” means this Shareholders’ Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
“Board” means the board of directors of the Company.
“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.
“Closing Date” means the date of the closing of the IPO.
“Company” has the meaning set forth in the Preamble.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.
“Director” means any director of the Company.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“First Reserve Designee” has the meaning set forth in Section 2.1(b).
“First Reserve Designator” means the Shareholder or such other First Reserve Party, or any group of First Reserve Parties collectively, then holding of record a majority of Ordinary Shares held of record by all First Reserve Parties.
“First Reserve Entities” means the entities comprising the First Reserve Parties and their Affiliates.
“First Reserve Parties” means the Shareholder and the entities listed on the signature pages hereto under the heading “First Reserve Parties” and any other First Reserve Entities that may from time to time become parties hereto.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Investor Parties” has the meaning set forth in the Preamble.
“IPO” has the meaning set forth in the Background.
“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.
“Ordinary Shares” means the issued and outstanding ordinary shares, par value $[0.0001] per share, of the Company, and any other stock of the Company into which outstanding shares of such stock is reclassified or reconstituted and any other issued and outstanding ordinary shares of the Company.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.
“Plan Asset Regulation” has the meaning set forth in Section 3.3.
“Pre-IPO Owners” means the Shareholder and the other Persons who held Ordinary Shares at the time of the IPO and any Affiliate thereof that shall become a holder of any Ordinary Shares.
“Shareholder” has the meaning set forth in the Preamble.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.
“Total Number of Directors” means the total number of directors comprising the Board.
“Transfer” (including its correlative meanings, “Transferor,”“Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.
“United States” means the United States of America.

1.2    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
ARTICLE II.
CORPORATE GOVERNANCE MATTERS
2.1    Election of Directors.
(a)    The Shareholder, in its role as the First Reserve Designator, agrees and undertakes to act in accordance with, and give effect to, the instructions of the Investor Parties when exercising any and all of the rights given to the First Reserve Designator specified in this Agreement.
(b)    Following the Closing Date, the First Reserve Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly-authorized committee of the Board, as a Director and taking into account any Director continuing to serve as such without the need for re-election, the number of First Reserve Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the Pre-IPO Owners collectively hold 50% or more of the total Ordinary Shares as of the record date for such meeting, the lowest whole number that is greater than 50% of the Total Number of Directors; (ii) if the Pre-IPO Owners collectively hold at least 40% (but less than 50%) of the total Ordinary Shares as of the record date for such meeting, the lowest whole number that is greater than 40% of the Total Number of Directors; (iii) if the Pre-IPO Owners collectively hold at least 30% (but less than 40%) of the total Ordinary Shares as of the record date for such meeting, the lowest whole number that is greater than 30% of the Total Number of Directors; (iv) if the Pre-IPO Owners collectively hold at least 20% (but less than 30%) of the total Ordinary Shares as of the record date for such meeting, the lowest whole number that is greater than 20% of the Total Number of Directors; and (v) if the Pre-IPO Owners collectively hold at least 5% (but less than 20%) of the total Ordinary Shares as of the record date for such meeting, the lowest whole number that is greater than 10% of the Total Number of Directors.

(c)    If at any time the First Reserve Designator has designated fewer than the total number of individuals that the First Reserve Designator is then entitled to designate pursuant to Section 2.1(a), the First Reserve Designator shall have the right to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the First Reserve Designator shall actually designate pursuant to this Section 2.1 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as a “First Reserve Designee.”
(d)    In the event that a vacancy is created at any time by the death, disability, retirement or resignation of any First Reserve Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the First Reserve Designator, and the Company shall take, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.
(e)    The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing directors, the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.
(f)    In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the memorandum and articles of association of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Company’s stock other than Ordinary Shares) shall require the prior written consent of the First Reserve Designator, delivered in accordance with Section 5.13 of this Agreement.
ARTICLE III.
INFORMATION

3.1    Books and Records; Access. Subject to applicable law, the Company shall, and shall cause its Subsidiaries to, permit the Shareholder, the First Reserve Entities and their designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Shareholder and the First Reserve Entities without the loss of any such privilege.
3.2    Certain Reports. Subject to applicable law, the Company shall deliver or cause to be delivered to the Shareholder and the First Reserve Entities, at their request:
(a)    operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries that are provided to the Board or the board of directors of the Company’s subsidiaries; and
(b)    to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Shareholder or the First Reserve Entities; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Shareholder and the First Reserve Entities without the loss of any such privilege.
ARTICLE IV.
[RESERVED]

ARTICLE V.
GENERAL PROVISIONS
5.1    Termination. This Agreement shall terminate on the earlier to occur of (i) such time as the First Reserve Designator is no longer entitled to designate a Director pursuant to Section 2.1(a) and (ii) the delivery of a written notice by the First Reserve Designator to the Company requesting that this Agreement terminate.

5.2    Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile (receipt confirmed) delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
The Company’s address is:
CHC Group Ltd.
c/o Intertrust Corporate Services (Cayman) Ltd.
l90 Elgin Avenue
George Town, Grand Cayman KY1-9005, Cayman Islands
Attention: [ ]
Fax: [ ]
with a copy (not constituting notice) to:
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Attention: Louis Lehot, Esq.
Fax: (650) 849-7400
The First Reserve Entities’ (including, for the avoidance of doubt, the Shareholder/First Reserve Designator) address is:
First Reserve Management, L.P.
One Lafayette Place
Greenwich, Connecticut 06830
Attention: [ ]
Fax: [ ]
with a copy (not constituting notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention: Joshua Ford Bonnie, Esq.
Fax: (212) 455-2502
5.3    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
5.4    Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, First Reserve or any First Reserve Entity being deprived of the rights contemplated by this Agreement.
5.5    Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of the Company, a First Reserve Party may assign this Agreement to an Affiliate that becomes a party hereto.
5.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to principles of conflicts of laws thereof.
5.7    Jurisdiction. Each of the parties agrees that the courts of the Cayman Islands shall have non-exclusive jurisdiction to hear and determine any action or proceeding arising out of, or in connection with, this Agreement, and for that purpose, each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands and agrees that the process by which any such action or proceeding is begun may be served on it by being delivered in accordance with the notice provisions of this Agreement.
5.8    Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.
5.9    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.
5.10    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.
5.11    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
5.12    Grant of Consent. Any consent or approval of, or designation by, or other action of, the First Reserve Designator hereunder shall be effective if notice of such consent, approval, designation or action is provided in accordance with Section 5.2 by the First Reserve Designator holding of record a majority of the Ordinary Shares then held of record by such other First Reserve Parties as of the latest date any such notice is so provided.
5.13    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).
5.14    Effectiveness. This Agreement shall become effective upon the Closing Date.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders’ Agreement on the day and year first above written.
COMPANY

CHC GROUP LTD.

By:    /s/ William Amelio
Name:    William Amelio
Title:    President and Chief Executive Officer
SHAREHOLDER

6922767 HOLDING (CAYMAN) INC.

By:    /s/ Dod E. Wales____________
Name:    Dod E. Wales
Title:    Director

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

FIRST RESERVE PARTIES
HORIZON ALPHA LIMITED
By:    First Reserve GP XII, L.P.,
its general partner
By:    FR Horizon GP, L.P.,
its general partner
By:    First Reserve GP XII Limited,
its general partner
By:    FR Horizon GP Limited,
its general partner
By:    /s/ Dod E. Wales____________
Name:    Dod E. Wales
Title:    Authorized Signatory
FR XI HORIZON CO-INVESTMENT I, L.P.
By:    FR XI Offshore GP, L.P.,
its general partner
By:    FR XI Offshore GP Limited,
its general partner
By:    /s/ Dod E. Wales____________
Name:    Dod E. Wales
Title:     Authorized Signatory
FR XI HORIZON CO-INVESTMENT II, L.P.
By:    FR XI Offshore GP, L.P.,
its general partner
By:    FR XI Offshore GP Limited,
its general partner
By:    /s/ Dod E. Wales____________
Name:    Dod E. Wales
Title:     Authorized Signatory

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

FIRST RESERVE PARTIES:
HORIZON ALPHA LIMITED
By:    First Reserve GP XII, L.P.,
its general partner
By:    FR Horizon GP, L.P.,
its general partner
By:    First Reserve GP XII Limited,
its general partner
By:    FR Horizon GP Limited,
its general partner
By:    /s/ Dod E. Wales____________
Name:    Dod E. Wales
Title:     Authorized Signatory

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]